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                                                                    EXHIBIT 99.2

Thank you, Mandy. Good afternoon. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us. Let me quickly give you a few pieces of information.

At this time, the opening page of the presentation should have automatically loaded and you should be on Chart 1 -- the title page.

After the last chart in the presentation, we will provide you an index to go back to specific slides during the Q&A. Or, you can jump to any chart in the presentation at any time by clicking on the chart name on the scrolling list found on the left navigation bar.

For printing slides, there are two alternatives:

As in the previous quarter, there is a link on the index page so you can download the entire set of charts for printing. Or, there is a link to printer-friendly charts along the bottom of the presentation window so you can download them at any time.

In about 45 minutes, you will also be able to link to the prepared remarks using a link also found at the bottom of the presentation window.

And finally, a replay of this webcast will be available on this website by this time tomorrow.

Now, please click on the NEXT button and move to Chart 2.

Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, please click again on the NEXT button for Chart 3.

And at this time, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

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Thanks, Hervey. Good afternoon.

We're going to spend a little extra time on our call this quarter.

    - As you know -- we announced three important initiatives last month aimed at improving IBM's competitiveness -- for 2002, and for the future.

    - So our reported results have a little different format this quarter -- with the separation of Continuing and Discontinued Operations, reflecting our agreement to sell our hard disk drive business.

    - We will step you through that, as well as the charges for the two other significant actions we announced -- the realignment of our Microelectronics Division, as well as productivity actions in other business units.

    - While these actions may add complexity to your analysis, let me emphasize that their objective is very straightforward -- to improve our competitiveness.

Now before I give you an overview of this quarter's results, let me make a couple of points:

    First, most analysts did not change to the new format of Continuing and Discontinued Operations, nor reflect the 2nd-quarter charges in their models -- pending further discussion in our earnings release.

        And while we don't normally do this, I thought it would be helpful to use consensus estimates as a way to clarify our results, given the actions and the transition to the new reporting format.

    Second, let me also be clear about what is in Discontinued Operations. It only contains the results from our Hard Disk Drive business, its ongoing operations, charges, and the loss on the sale.

Now let's turn to the results.

    - Let me start with Revenue -- and as one analyst said, with all the changes, the focus this quarter should be on the Revenue.

        - We reported revenue from Continuing Operations of $19 billion, 651 million.

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        - Our revenue from Discontinued Operations -- our HDD business -- was
          $379 million.

        - Total IBM revenue was $20 billion, 30 million.

        - So with $20 billion, we exceeded Street consensus by $600 million -- across each main revenue line.

             Currency may have been a factor in this difference since we don't know what every analyst assumes for currency, but many sell-side analysts had taken the initiative of reflecting the increased weakness of the dollar in their models.

    - Clearly our revenue performance was key to our earnings per share.

        - The Street consensus for our 2nd-quarter earnings per share was 83 cents, again, before charges and still including the HDD business.

        - And on the same basis, our earnings per share would be 84 cents, excluding incremental charges for the 2nd-quarter actions.

            I use the word "incremental" since we did not take out all of the productivity charges. We assumed that $100 million was representative of normal rebalancing. It's roughly the average of the last four quarters. But you must decide how we did against your expectations.

    - We once again increased bad debt reserves to reflect the current business environment for our customers, particularly in the Telecom sector.

    - Also, Cash Flow management in the first half was better than last year's strong performance. For example, we improved our Days Sales Outstanding over last year.

    - Our balance sheet remains very healthy.

    - We had notably strong performances in Software and our PC Servers -- but customers continued to be careful about Services signings, despite a strong pipeline.

    - In this weak environment, year to date, we expect we have held or gained share in key business segments of Software, Servers, Storage Systems, and most likely Global Services.

    - And finally, we've taken actions aimed at putting us ahead of changes in the technology sector:

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        - In our Technology Group, by shifting away from the increasingly commoditized HDD and aluminum semiconductor technologies, we've narrowed our focus to our competitive strengths -- copper and advanced foundry services -- thereby improving our profitability going forward and reducing our asset base.
        - And we've attacked our productivity systematically, not just tamping back to address near-term demand issues, but to support our longer-term model of low double-digit growth in earnings per share.

In general, customer demand was similar to what we saw in the 1st quarter:

    - Customers are giving orders a thorough review before signing. They're taking their time because of their uncertainty about their own businesses.

    - Focus remains on fast-payback investments and new issues like security and backup and recovery.

    - Europe seemed to have weakened a little, but the U.S. has shown a little progress.

    - The Public Sector continued to be our strongest sector, and the Communications Sector continued to be our weakest.

    - We saw a pickup in our Small and Medium Business market. That can be a good sign on two fronts: better execution on our part, but also a little strengthening in demand, and these smaller businesses often are a leading indicator.

I'll come back to my general view of the year in my closing remarks.

But first, let me fulfill my promise to bridge you from the 2nd-quarter results as reported in our new format, to the way most of you had modeled our business before those actions. Click on the Next button for Chart 4.

2Q FINANCIAL SUMMARY
--------------------

On June 4 we announced three strategic actions:

    - The sale of our HDD business to Hitachi

    - A realignment of our Microelectronics Division, and

    - Strategic productivity actions in most of our other businesses.

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We said we expected charges for these actions of between $2 billion and $2.5 billion, primarily in the 2nd quarter.

This chart shows some key elements of our new format to help bridge you back to your models.

With our announcement to exit the HDD business, Generally Accepted Accounting Principles call for us to separate our HDD results as Discontinued Operations.

     Consistent with this, we have also reformatted results for the comparison periods in 2001. All four quarters of 2001 as well as the 1st quarter of this year were put on our investor website last week, ahead of our earnings release, just to help you get familiarized and reformat your models.

This chart shows that incremental charges in the 2nd quarter totaled $2 billion 55 million. These are all pretax.

    - In Continuing Operations, charges were included either in SG&A or in Other Income and Expense.

         The charges for the realignment of our Microelectronics Division were $825 million, encompassing the write-off of aluminum and packaging capacity, associated resources, as well as losses from the sale of Mylex and our OEM business in Endicott.

            That was a 32-cent hit to earnings per share.

         Incremental charges for our Productivity initiatives, resources and excess leased space, in other business units were $802 million, also a 32-cent hit to EPS.

            Please note. As I said earlier, we recognize that skills rebalancing is an ongoing requirement of any Services business, so these Productivity numbers represent incremental charges.

            In last year's 2nd quarter, we spent $67 million on rebalancing, but for the purpose of this analysis we've assumed $100 million would have been spent.

            Individual analysts can draw their own conclusions if they had specific 2nd-quarter forecasts for ongoing resource actions.

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    - In Discontinued Operations in the 2nd quarter, we have reported a loss that includes two key factors:

         a loss on the pending sale of our HDD business to Hitachi of $85 million, pretax, and another $343 million in charges for fixed assets and inventory. Hitachi was very selective about which assets they wanted for their new company, and these actions will significantly lower their balance point for this business.

         The total of $428 million equates to a 17-cent impact on our earnings per share.

    - And at this point, we now expect total pretax charges for these three June initiatives to be between $2.5 and $3 billion, with most of the remaining charges in Discontinued Operations as we work through the close of the agreement.

    - The tax rate for Continuing Operations as reported in the quarter was 25.3%, down from the 1st-quarter rate due to the charges.

         Without the charges, the tax rate for Continuing Operations would have been 29.9%.

         Let me add that the tax rate inherent in the 84 cents based on consensus models was 29.5%.

So let me summarize the bridge back to consensus revenue and earnings-per-share projections for the 2nd quarter:

    - Total Revenue was $20 billion, versus a consensus of $19.4 billion.

    - Earnings per share would be 84 cents, based on the assumptions I just discussed.

         And consistent with that -- earnings per share for Continuing Operations in the 2nd quarter was 89 cents, which is what we will be focusing on going forward.

I will make a few comments on our outlook for the rest of the year later in the presentation.

Now let's get into the 2nd-quarter results. Our focus will be on Continuing Operations, starting with Revenue, Chart 5.

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2Q02 REVENUE
------------

Revenue for Global Services was down 1% as reported, and 2% at constant currency, driven primarily by an 11% decline in our Business Innovation Services, which is Consulting and Systems Integration.

Hardware revenue in the 2nd quarter declined 17% at constant currency, 6 points better than the 1st quarter. By segment:

    - Technology, which is now primarily our Microelectronics Division, was down 30% , but up 7% from the 1st quarter.

    - Enterprise. servers plus storage, was down 17%, and

    - Personal and Printing Systems was down 10%.

Software had a good quarter growing 7% at constant currency, with middleware growing 10%.

Global Financing revenue declined 3% at constant currency, about the same as the past few quarters.

    Income-generating assets were down 9% from last year, and financing originations were $9 billion in the quarter.

Finally, we've included our geographic breakout in our supplemental charts at the end.

    Remember that this revenue by geography comes from sales to end-user customers. The removal of Discontinued Operations only affects OEM, so the transition to Continuing Operations is straightforward.

    What you'll see is that, on a year-to-year basis at constant currency, the three geographies were down 5% -- a point better than the 1st quarter's decline.

    All geographies declined, but the pace improved in the Americas while Europe fell off. Also, a quick point on currency: this is the first time in two and a half years that currency translation has helped revenue, this quarter, by seven tenths of a point.

Now let's review gross profit margin -- Chart 6.

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2Q02 GROSS PROFIT MARGIN
------------------------

Total gross profit margin for Continuing Operations in the 2nd quarter was 37.0%, down 1.3 points from last year, but up nearly a point from the 1st quarter.

    While gross profit margin for Global Services also improved from the 1st quarter, it was still down 1.3 points from last year's strong performance.

    Hardware also improved sequentially, but as in the 1st quarter, gross profit margin was down more than seven points year-to-year.

       And as in the 1st quarter, the most significant factor was the continued weakness in demand for semiconductor products, where gross profit margins were down 30 points.

       As we'll discuss shortly, the actions we have taken associated with the realignment of our Microelectronics Division will yield improving gross profit margins in the 2nd half.

    Software gross profit margin showed a strong improvement, both sequentially and year-to-year.

    And our Global Financing gross profit margin improved nearly nine points year-to-year, reflecting the same benefit of downward trend in interest rates as in the 1st quarter.

Now let's turn to Expense -- Chart 7.

2Q02 EXPENSE SUMMARY CHART
--------------------------

As I have already discussed, Expense for Continuing Operations, as reported, includes the charges for the realignment of the Microelectronics Division and for the Productivity initiatives.

The box on the right of this chart shows you how the $1.6 billion in charges are recorded, and we have provided another level of detail in the supplemental charts at the end of this presentation.

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Without these charges, SG&A would have been flat year-to-year, and Other
Income and Expense would have been a credit to Total Expense of nearly $80 million.

Also, R&D decreased 7%.

However, as I pointed out last quarter, there are some specific ongoing expense items that can help or hurt earnings in different ways quarter to quarter, consistent with the "road map" we started in our last annual report.

    Year-to-year, on the hurt side were:

    - Bad debt expense, up about $45 million, the seventh straight quarter we have absorbed an increase in reserves for Accounts Receivable.

    - Continued workforce rebalancing costs were up $33 million, not including the incremental charges we've discussed.

    We also had:

    - Lower pension income, about an $85 million year-to-year hit,

    - Income from intellectual property, was down about $110 million.

    But we did get some help:

    - Elimination of goodwill amortization, about $60 million,

    - Less impact from our equity investments, about $25 million.

    Let me add that we were also impacted year-to-year in Other Income and Expense by our currency hedging contracts as the dollar weakened

    There are many others on a smaller scale. But when you add up these kinds of factors, the net effect this quarter was that we absorbed about $175 million in our results, above and beyond the special charges.

    As we've said before, these may help or hurt in any given quarter, but we feel that it's our job to deal with these events within the context of our business model -- over time.

Now let's turn to Cash Flow -- Chart 8.

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2Q02 - CASH FLOW
----------------

First let me point out that we have included a separate line for our Discontinued HDD Operations, a half-billion-dollar use of cash in the first half. The rest of the cash flow statement reflects Continuing Operations.

And we again managed this well in a tough environment.

Free Cash Flow was neutral by the end of the first half, after a billion-dollar use in the first quarter, following our normal seasonal pattern.

While our reported Net Income from Continuing Operations was down $2.2 billion versus last year, about half of this was due to the charges we took in the quarter.

Working Capital for normal business operations improved year-to-year. Receivables, inventory and payables were all equal to or better than last year.

Capital Spending was down slightly.

Let me point out that we can expect to see a pretax use of cash of approximately $1 billion over the next few quarters for payments resulting from the 2nd-quarter actions.

Below Free Cash Flow, note that our Share Repurchase program increased by $1 billion over last year.

We are clearly taking advantage of the opportunity provided by this weak market.

In the 1st half, we spent $3.5 billion to buy back about 39 million shares, leaving us with $4.5 billion remaining in our last Board authorization at the end of the half.

Let's look at that Balance Sheet -- Chart 9.

2Q02 - BALANCE SHEET
--------------------

The Balance Sheet remains very healthy.

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Cash on the balance sheet stands at $3.6 billion.

You will note that the assets and liabilities for the Discontinued Operations have been separated out for 2002.

Total debt decreased $1.5 billion from a year ago.

Global Financing debt decreased by $900 million, consistent with a reduction in Global Financing assets. 97% of IBM's debt was in support of Global Financing and was leveraged at a comfortable 6.9 to 1.

Core debt was reduced by an additional $600 million year-to-year to $600 million and stands at a conservative 4% debt-to-capital. Cash net of core debt was positive.

Asset, debt and leverage levels continued to receive high focus, and it shows in our results.

Now let me turn to a discussion of some of our individual businesses -- starting with Global Services -- Chart 10.

GLOBAL SERVICES
---------------

Global Services -- at $8.7 billion, was down 2% at constant currency. Maintenance was up 1%, and Services was down 2 %.

I will review the three major segments of IGS first, and then I want to discuss some of the growth dynamics.

Strategic Outsourcing, which is more than 40% of Global Services, grew 2%

Business opportunity remained strong. The pipeline also remains strong due to the value proposition of strategic outsourcing to customers in both good and bad economies. But customers remained cautious about signing.

Furthermore, economic downturns in key sectors, most notably Telecom, have financially impacted several of our customers, requiring changes to the scope of several contracts.

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But despite this, e-business hosting continued its strong pattern of growth, extending share leadership.

Integrated Technology Services was up 2%. ITS is about one third of Global Services revenue and includes product support services and maintenance.

Business Innovation Services declined 11% year-to-year. BIS represents almost a quarter of Global Services revenue and includes consulting and systems integration.

As we pointed out last quarter, this segment - with its transaction-based, short-term contracts - has been most impacted by the economy. However, customers continued to spend on deployments that yield quick return on investments.

Given the market pressures in all three of Global Services' business segments, we have actively managed our resource levels and our skill mix to match the changing customer requirements.

    In addition, we have taken proactive measures to improve productivity through a variety of actions including:

       - Standardized service delivery processes,

       - Consolidated delivery capabilities across Canada and the United States,

       - And leveraging the use of partners in our go-to-market model.

Total signings for Services were $10.6 billion.

    As you can see from the chart, this was down from a strong 2nd quarter in 2001, and down sequentially from the 1st quarter.

    This quarter we signed --

       - 11 deals greater than $100 million,

       - but no deals were greater than $1 billion.

    This is the primary reason we missed our signings goal.

       We had targeted a number of multi-billion-dollar contracts that did not close before the end of the quarter. We remain actively engaged.

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       We did do very well in the transactions over $100 million we chose to pursue, signing 11 and losing only one competitively.

       But the consistent deferral of mega-deals, resulting from customers' caution about their own businesses in this economic environment, has had a significant impact in the growth of our Outsourcing revenue being only 2%.

We have also seen an increase in changes to the scope of existing contracts.

    Back in April, we had expected to offset these scope reductions with more signings.

Now let me pull this together.

For the 2nd quarter, Global Services:

   - restructured its workforce for increased productivity,

   - won 11 large contracts, but many customers continued to defer decisions as they dealt with uncertainty in their own business results or, in one instance, increased the scope of their contract.

   - As a result, we ended the quarter with the largest Outsourcing pipeline in years.

   - We continued to absorb the impact of reductions in scope,

   - yet still generated $8.7 billion of revenue.

   - And the backlog for Global Services, SO, BIS, and ITS including maintenance, was $106 billion at the end of the quarter.

Looking ahead --

    - Last quarter, we said that we thought we could hit double-digit revenue growth in Services in the 4th quarter. But due to customers' deferring signings, we now only expect to return to modest revenue growth in the second half of 2002.

    - An economic pickup would be the catalyst to help customers move ahead with their plans, opening up the pipeline.

Now, click on the NEXT button for Chart 11, and I'll discuss eServers and Storage.

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eSERVERS AND STORAGE
--------------------

In a very difficult quarter, revenue for this group was down 17% year-to-year, although we did grow 15% sequentially.

    - The economic uncertainties and the elongated sales cycle we saw in the 1st quarter continued in the 2nd quarter.

    - We believe our servers held share year-to-year and gained share sequentially, both metrics driven by strength in Intel-based xSeries and softness in RISC-UNIX.

    - And Servers that take advantage of Linux are doing well.

         For IBM, this is driving growth in both mainframes and our xSeries.

Mainframes MIPS were up 4% year-to-year and revenue was down 19% at constant currency.

    Linux MIPS were 20% of the 2nd-quarter shipments, up over 50% from a year ago.

    Also, the z800 mainframe that we introduced earlier this year has gained traction and represented over 10% of the total MIPS shipped this quarter.

Our pSeries UNIX servers were down 27% year-to-year.

    Our performance at the low end of the pSeries was weak, as we felt some impact from the high end of PC-server products.

But this has helped drive growth in our xSeries, which was up 13% year-to-year.

    We see two different markets emerging for Intel based servers .

    - The first is where customer needs can be met with a commodity solutions, typically a one or two-way server, built using industry standard components.

    - The other is where customers require high-powered solutions, typically for mission-critical applications. For these, industry-leading 4-way, 8-way and soon, 16-way configurations are required.

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       Here we have leveraged IBM's unique ability to bring features previously only available on UNIX and mainframe servers into the xSeries. And so we are seeing strong demand for our latest xSeries, the industry's only Xeon MP 8-way system with scalable architecture, which incorporates self-managing and self-healing features from our Project e-Liza initiative.

Now let me turn to storage systems. Disk storage revenue was down 25% year-to-year and tape was down 13%, both in-line with the expected industry results.

       Disk storage pricing stabilized from last quarter but was down over 45% year-to-year. Despite these price declines, gross profit margins for Shark storage increased both sequentially and year-to-year, a result of Shark's modular architecture and our continued focus on cost.

       And over the last month, we have completely refreshed our storage products including our high-end tape storage products, our midrange network attached storage products, and, two days ago, new industry-leading Shark storage systems, the ESS 800 and 800 Turbo.

          The ESS 800 offers two and a half times better performance and is the industry's first enterprise storage device to offer FICON with 15,000 RPM drives. This new Shark also incorporates self-managing and self-healing features from our Project e-Liza initiative.

       Earlier this month we announced IBM's new 3590 Tape Drive with capacity increases of up to 50%.

          These products should drive additional growth for our Storage Group in the second half.

Now click on the NEXT button for Personal and Printing Systems -- Chart 12.

PERSONAL and PRINTING SYSTEMS
-----------------------------

Revenue from our Personal and Printing Systems Group was down 10% year-to-year, but up 9% sequentially, which we believe was in-line with the industry segments in which we compete.

The Personal and Printing Systems segment lost $35 million this quarter.

Clearly weak industry demand put a lot of pressure on profitability, but we continued to improve on executing our strategies:

    - Asset controls, with a strong focus on plant, field and channel inventories, all of which were down year-to-year.

    - Controlling expenses, which were down 13% year-to-year.

    - And differentiating our hardware with unique software and services.

Our new PC offerings lower our customers' total cost of ownership with unique IBM technologies to manage their PCs. For example, we offer tools that:

    - Dramatically simplify PC deployment and management,

    - Provide automated ability to back up PCs so that they can easily be restored if the system crashes,

    - Streamline upgrade cycles, speed deployment of new software and operating systems.

We expect continued improvement from this segment in the second half.

Now if you'll move to Chart 13, we'll cover Technology.

TECHNOLOGY
----------

Our Technology segment in Continuing Operations no longer includes Hard Disk Drives. So the new segment data, which is attached to the press release, now is comprised mainly of our Microelectronics Division.

But looking at the results of our new Technology Segment provides a useful perspective on our Microelectronics business and the realignment we announced last month.

       In both the 1st and 2nd quarters, total segment revenue, both external and internal, was about $1.2 billion.

       And in both quarters, we lost about $140 million, pretax, before the impact of the 2nd-quarter actions.

The June realignment had two objectives for the Microelectronics Division:

    - First, to get increased focus on advanced technologies and design services, two areas in which IBM excels.

       During the quarter we exited some of the non-core OEM businesses in which we did not add unique value, including the RAID controller business and the printed circuit board manufacturing and assembly that we did in Endicott, New York.

       Now our focus is on custom ASIC chips, high-end foundry manufacturing services as well as a more select group of standard chip products, such as PowerPC processors.

    - The second objective was to lower the break-even point in terms of required revenue.

       With the actions we've taken, that revenue break-even point has been lowered by approximately 15% for this segment.

       And we've accelerated our shift to copper capacity, the most profitable area of growth.

       Our existing copper capacity has been highly utilized for some time.

       Our aluminum lines have been underutilized. With the exception of our silicon germanium process, aluminum has matured as a technology, and we are reducing much of this unused capacity. These actions will result in a $140-million reduction in depreciation, next year.

       Plus, our 300-millimeter plant will start to come on line later this quarter. This is the only plant in the world able to produce copper chips with both Silicon-on-Insulator and Low-K di-electric, and soon to be the only plant in the world producing at 90 nanometers.

       Some of the depreciation from this investment has already started and is in our base, and much of the tooling comes on line later this year. Next year, the total year-to-year increase in depreciation from our 300-millimeter investment will be about $240 million.

We have improved our position in this market, and we expect our Microelectronics Division to show significant improvement in the second half.

Now click on the NEXT button for Software... Chart 14.

SOFTWARE
--------

Our software business, at $3.3 billion, grew 7% at constant currency.

    - 20% of this is Operating System revenue, which declined 4%, driven by weakness in server sales.

    - Middleware, the other 80% of our Software revenue, grew 10%.

    - In an environment where our major software competitors are declining at double-digit rates, we have gained market share across our portfolio.

Let me give you another view of our Middleware. The portfolio consists of both host and Unix/NT software:

    - Middleware revenue on UNIX/NT grew 25%, driven by several factors, including strong DB2 and Websphere growth, Tivoli's continued rebound, as well as our Informix acquisition.

    - Middleware growth on host systems grew 7%. The continued success of our new Data Management tools was an important factor.

On all platforms, our Data Management software grew 33%, or 15% excluding Informix.

    - DB2, our leading database management software, grew 11%, in sharp contrast to our nearest competitor who recently announced a decline of 16%.

    - Our database tools business grew 52%. Continued strong demand for our tools was driven by customer needs for ease of management and lower total cost of ownership, not to mention our competitive prices.

    - The integration of Informix has gone well, and next quarter will be its first anniversary.

    - During the 2nd quarter, Gartner/Dataquest announced that IBM had become the worldwide industry leader in the database market in new license revenue.

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With WebSphere:

    - We continued to have the fastest growing application server software in the industry. WebSphere's application server software grew 17%, our 13th consecutive quarter of double-digit growth.

    - Meanwhile, our nearest competitor reported declining revenues of 13% in the same time period.

    - And we continued to strengthen our WebSphere family of offerings with key software for integration and portals. The extended WebSphere family grew 44%.

        - For business integration middleware under the WebSphere portfolio, we announced the acquisition of MetaMerge, a leading supplier of directory integration software. The acquisition strengthens IBM's middleware strategy by helping customers integrate all aspects of their business operations.

        - Our WebSphere Business Integration software, which leverages the recently acquired CrossWorlds products, more than doubled in revenue year-to-year.

Tivoli software continued its rebound with a 14% increase in revenue.

    - Its growth on UNIX and NT platforms was 22%.

    - IDC recently reported that Tivoli is the worldwide market share leader in system management and systems operations software, and Tivoli continued to hold the number-one position in the security software market in EMEA and Asia Pacific.

Lotus continued its transition to focus on emerging markets for advanced collaboration.

    While Lotus remains in a deadlock for the industry lead in the more mature collaboration market, Lotus' e-Business software enables employees to collaborate and become better educated more efficiently.

    Revenue for advanced collaboration software, including Lotus Sametime for messaging and Quickplace for electronic team rooms, more than doubled.

Finally, our momentum with Independent Software Vendors continued with more than ten alliances signed this quarter, including companies like Narad, Openwave, Integrated Distribution Solutions and DeNovis.

These alliances continue to enable us to gain market share and revenue by leveraging the breadth of our offerings, Middleware, Services and Hardware.

So overall Software had a good second quarter, revenue growth and share gains in all key product areas.

Now if you'll click on the Next button, I'll wrap up.

CLOSING REMARKS
---------------

For IBM this has been an important quarter.

    - We generated $20 billion in revenue in a tough environment,

    - and we have not been sitting still, exiting the HDD business, realigning our Microelectronics Division, and going after productivity, systematically.

    - We are getting out in front of the industry shifts, to build on our financial competitiveness, and we continue to improve our position for when demand picks up.

We actually laid out the basis for these actions in our November and May analyst meetings.

    - We noted that periods of economic weakness accelerate change in business models. That not only applies to our customers, but also to ourselves.

    - We said that, as hardware commoditizes, the higher profit opportunity in IT is in Services and Software.

This quarter:

    - we've made our portfolio of businesses more focused on profit growth,

    - and we are less asset intensive in cyclical businesses.

Going forward, the focus will be based on our Continuing Operations, reflecting these actions we've taken, so let me characterize our earnings prospects for 2002 on this new basis. And of course, in this difficult environment, we are not suggesting precision.

    - Our view is that the old consensus of $4 per share -- which reflects analysts' current estimates of our entire business before the 2nd-quarter actions, is about the right estimate for our new Continuing Operations, excluding the special charges.

    - Let me put it more simply: we feel that the downside in IT demand is roughly offset by the benefits of the actions we have taken.

    - This view is based on earnings per share for Continuing Operations of 73 cents in the 1st quarter, as stated in the 8K, and 89 cents in the 2nd quarter, based on our discussion today.

    We are being more specific than usual here today to ensure that we are clear during this transition. But we know there will be a range of estimates around this $4 per share for Continuing Operations.

This is a challenging period for all companies in the IT industry. But we clearly see it as an opportunity.

    We've taken the necessary steps to streamline our company.

    We've never had a more competitive set of products and offerings. And even in the continuing weakness of this market, IBM has been able to generate $20 billion in revenue and hold or gain share in the most important segments.

    At the same time, we've continued to make investments in our ability to provide Integrated Solutions, enabled by Services and Middleware, where customers are heading and where the profit growth will be.

    And to sustain our leadership, we are also investing in a number of advanced initiatives that will be critical to the next phase of computing:

        - eUtilities

- Web Services
- grid computing
- autonomic computing
- pervasive computing

As you consider the history of our industry, you know that remarkably few companies have demonstrated the ability to prosper from one major IT cycle to the next, as in the current transition from dot-com hype to real networked, integrated solutions, the next phase of e-Business.

IBM remains very profitable, has a strong balance sheet, continues to be the world's e-business leader, and continues to take the initiatives required to maintain that leadership.

Now Hervey and I will take your questions.

================================================================================




        IBM 2Q 2002
        Earnings Presentation
        July 2002

================================================================================



Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.


Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the Company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

                                   [IBM LOGO]

                         IBM 2Q 2002 FINANCIAL SUMMARY

================================================================================

                                     As Reported           Charges
                                 -------------------   -----------------
                                  Rev          EPS     Pretax      EPS
                                   $B           $        $M         $
                                 -------     -------   -------   -------
CONTINUING OPERATIONS

   Revenue                        19.7

   Expense                                                825      $0.32    MD Realignment
                                                          802      $0.32    Productivity (Incr.)
                                                                   -----
                                                                                 -----
   EPS                                         $0.25               $0.64         $0.89
                                                                                 -----

DISCONTINUED OPERATIONS (HDD)

   Revenue                         0.4

   Loss on Sale                                            85      $0.02

   Operations/Restructuring                               343      $0.15    Asset Write-offs

   EPS                                        ($0.22)

TOTAL AFTER DISCONTINUED OPS.
                                ---------                ----      -----
   Revenue                        20.0*
                                ---------             ----------
                                                         2055               Total Pre-tax Charges
                                                      ----------

                                           ---------------------------------     -----
   EPS                                         $0.03               $0.81         $0.84
                                           ---------------------------------     -----

* Rounding

-5-
                                  IBM REVENUE
                            (CONTINUING OPERATIONS)
================================================================================

                                 1Q02                        2Q02
                                 ----                        ----
                                 B/(W)     Yr/Yr             B/(W)      Yr/Yr
                                 ---------------             ----------------     % of
                        $B       Rptd      @CC      $B       Rptd       @CC       Rev
                        --       ----      ---      --       ----       ---       ----

Global Services        8.2       (3%)      1%      8.7       (1%)       (2%)       44%

Hardware               5.9      (25%)    (23%)     6.7      (16%)      (17%)       34%

Software               2.9       (1%)      3%      3.3        8%         7%        17%

Global Financing       0.8       (6%)     (3%)     0.8       (2%)       (3%)        4%

Enterprise Inv./Other  0.2      (14%)    (10%)     0.2      (23%)      (22%)        1%

                     -----------------------------------------------------------------
IBM                   18.0      (11%)     (8%)    19.7       (6%)       (6%)      100%
                     -----------------------------------------------------------------

                            IBM GROSS PROFIT MARGIN
                            (CONTINUING OPERATIONS)
================================================================================

                                        B/(W)                           B/(W)
                        1Q02            Yr/Yr           2Q02            Yr/Yr
                      -------         --------         ------         ---------
Global Services         26.0%          0.5 pts          26.3%         (1.3 pts)
Hardware                24.5%         (7.6 pts)         24.8%         (7.3 pts)
Software                81.1%          0.9 pts          84.7%          2.3 pts
Global Financing        56.6%          9.3 pts          56.8%          8.6 pts
Enterprise Inv./Other   56.2%          6.7 pts          45.8%          2.5 pts

                      ----------------------------------------------------------
IBM                     36.1%         (1.0 pts)         37.0%         (1.3 pts)
                      ----------------------------------------------------------

-7-
                       IBM EXPENSE SUMMARY - AS REPORTED
                            (CONTINUING OPERATIONS)
================================================================================

                                                     2Q02
                                                     ----
                                            B/(W)        Yr/Yr       Charges
                                          ---------------------      -------
                                   $B        $B            %            $B
                                --------  -------      --------      -------
SG&A                               5.3      (1.1)        (26%)         1.1*
RD&E                               1.2       0.1           7%
IP and Custom Dev. Income         (0.2)     (0.1)        (31%)
Other Income and Expense           0.4      (0.5)                      0.5
Interest Expense                    --        --

                                ---------------------------------------------
Total Expense and Other Income     6.7      (1.6)        (32%)         1.6
E/R%                              34.0%                (9.7 pts)
                                ---------------------------------------------

* Incremental

                                 IBM CASH FLOW
================================================================================

($B)                                   1H01         FY01        1H02
                                       ----         ----        ----

Net Income from Continuing Ops          3.9          8.1         1.7
Depreciation/Amortization               2.3          4.5         2.7
Working Capital/Other                  (3.2)        (0.0)       (2.0)
-------------------------------------------------------------------------
Total Operating Sources                 2.9         12.6         2.5
-------------------------------------------------------------------------
Capital Expenditures, Net              (2.6)        (4.9)       (2.3)
Other Operating Uses                   (0.2)        (0.4)       (0.2)
-------------------------------------------------------------------------
Total Operating Uses                   (2.8)        (5.3)       (2.6)
-------------------------------------------------------------------------

-------------------------------------------------------------------------
Free Cash Flow                          0.1          7.3        (0.1)
-------------------------------------------------------------------------

Acquisitions                            0.0         (0.9)       (0.1)

Global Financing Assets*                2.2          1.8         3.3

Total Debt                             (0.4)        (0.5)       (1.9)

Discontinued Operations                 0.1          0.0        (0.5)


Dividends                              (0.5)        (1.0)       (0.5)

Share Repurchase                       (2.5)        (5.3)       (3.5)

Other                                   1.0          1.1         0.6

-------------------------------------------------------------------------
Net Cash Flow                           0.1          2.7        (2.8)
-------------------------------------------------------------------------

* Excludes Fixed Assets

-9-
                               IBM BALANCE SHEET
================================================================================

                                  June           Dec            June
($B)                              2001           2001           2002
                                  ----           ----           ----
Cash                               3.8            6.4            3.6
Core Assets*                      44.7           46.0           44.8
Global Fin. Assets*               35.5           35.9           33.6
Disc. Ops. Assets                                                2.2
                                  ----           ----           ----
Total Assets                      83.9           88.3           84.2
Other Liabilities                 34.0           37.5           36.7
Disc. Ops. Liabilities                                           0.2
Core Debt                          1.2            1.6            0.6
Global Fin. Debt                  26.1           25.5           25.2
                                  ----           ----           ----
Total Debt                        27.3           27.2           25.8
                                  ----           ----           ----
Total Liabilities                 61.3           64.7           62.8
Equity                            22.6           23.6           21.4
Core Debt/Cap                      6%             7%             4%
Global Fin. Leverage               6.7            6.8            6.9

*Excluding Cash

                                 GLOBAL SERVICES
================================================================================

                             REVENUE $8.7B, -2% @CC


                ---------------                 --------------
                Services -2%                    Signings $ 11B
                Maintenance +1%                 Backlog $106B
                ---------------                 --------------


- REVENUE GROWTH:
  -  Strategic Outsourcing:   2%
  -  Integrated Technology Services: 2%
  -  Business Innovation Services: -11%

- RESTRUCTURING
  -  Skill re-balancing
  -  Efficiencies in operations


                            IGS WW CONTRACT SIGNINGS


                                   [GRAPHIC]

-11-
                              eSERVERS AND STORAGE
================================================================================

                          REVENUE $2.9B, -17% YR/YR @CC
                                         +15% QTR/QTR @CC

-  eSERVER: REVENUE DOWN 16%

   -  zSeries: Revenue down 19%
      -  MIPS up 4% yr/yr
      -  Linux on mainframe up 50% yr/yr

   -  pSeries: Revenue down 27%
      -  Intense competitive environment
      -  Lintel encroaching on low-end UNIX

   -  iSeries: Revenue down 26%

   -  xSeries: Revenue up 13%
      -  Strong customer acceptance of new high-end servers

-  STORGAE: REVENUE DOWN 23%

   -  Disk storage down 25%, holding share
      -  New Shark with 2.5X performance

   -  Tape down 13%, holding share
      -  New tape with 50% greater capacity

-12-
                         PERSONAL AND PRINTING SYSTEMS
================================================================================

                         REVENUE $2.8B, -10% YR/YR @CC
                                        +9% QTR/QTR @CC



-  CONTINUED TACTICAL EXECUTION OF STRATEGIES
   -  Rational price management
   -  Improved financial management

-  IMPROVED PC OPERATIONAL EFFICIENCY
   -  PC inventory down > 20% yr/yr
   -  Expenses down 13% yr/yr
   -  Channel inventory down > 15% yr/yr

-  PC MANAGEABILITY TOOLS THAT LOWER COST OF OWNERSHIP

-13-
                       TECHNOLOGY - CONTINUING OPERATIONS
================================================================================

                       OEM REVENUE $0.8B, -30% YR/YR @CC
                                          +7% QTR/QTR @CC

-  SEGMENT REVENUE OF $1.2B, DOWN 32%
   -  Segment loss of $140M, before special actions

-  REALIGNMENT OF MICROELECTRONICS DIVISION

   -  Exit of non-core businesses and special actions
      -  Reduced aluminum capacity
      -  RAID controllers
      -  Endicott card assembly

   -  Increasing focus
      -  Copper - 300mm
      -  Design services
      -  ASICs
      -  High-end foundry

-  MICROELECTRONICS BREAK-EVEN REDUCED

                                    SOFTWARE
================================================================================


                             REVENUE $3.3B, +7% @CC


--------------------------------------------------------------------------------
                             2Q02 REVENUE DYNAMICS

Operating
Systems          -4% yr/yr              Middleware

                            [GRAPHIC]                   UNIX/NT +25% yr/yr
Middleware      +10%


                                                        Host +7% yr/yr

--------------------------------------------------------------------------------

-  EXPECTED SHARE GAINS
   -  DB2
   -  WebSphere

-  TIVOLI TURNAROUND CONTINUED

-  LOTUS CONTINUES TRANSITION TO ADVANCED COLLABORATION

                                   [IBM LOGO]

-S1-
                             IBM GEOGRAPHIC REVENUE
                            (CONTINUING OPERATIONS)
================================================================================

                             1Q02                             2Q02
                             ----                             ----
                             B/(W)      Yr/Yr                 B/(W)      Yr/Yr
                             ----------------                 ----------------      % of
                     $B      Rptd        @CC          $B      Rptd        @CC        Rev
                    ----     ----       -----        ----     ----       -----      -----

Americas             8.1      (9%)       (8%)         9.0      (5%)       (4%)       46%
Europe/ME/A          5.1      (8%)       (4%)         5.6      (3%)       (7%)       29%
Asia Pacific         3.9      (9%)       (3%)         4.1      (3%)       (2%)       21%
OEM                  0.8     (41%)      (41%)         0.8     (32%)      (31%)        4%

                --------------------------------------------------------------------------
IBM                 18.0*    (11%)       (8%)        19.7*     (6%)       (6%)      100%
                --------------------------------------------------------------------------

* Rounding

-S2-

                       CURRENCY: YEAR-TO-YEAR COMPARISON

================================================================================

                           QUARTERLY AVERAGES PER US$


                                                                             @ 7/16 Spot
                                                         7/16          -------------------------
                           1Q02         2Q02             Spot            3Q02             4Q02
                        -----------  -----------       --------        --------         --------
Euro                    1.14         1.09                0.99

   Yr/Yr                        -5%           5%                          12%              12%

Pound                   0.70         0.68                0.64

   Yr/Yr                        -2%           3%                           9%               8%

Yen                      132          127                 116

   Yr/Yr                       -12%          -3%                           5%               7%

                     ----------------------------------------------------------------------------
IBM Revenue                   (3 pts)       0.6 pts                       3 pts          3-4 pts
Impact


Negative Yr/Yr growth signifies a translation hurt

-S3-

                            2Q 2002 EXPENSE CHARGES
                            (CONTINUING OPERATIONS)
================================================================================

                                                              2Q02
                                                              ----
                                                        $B            $M
                                                       ----          ----
SG&A                                                    1.1

    Headcount Reductions                                             667*

    Microelectronics Capacity Reduction                              483

OTHER INCOME & EXPENSE                                  0.5

    Leased Space Reductions                                          191
       - Productivity Initiative

    Loss on Sale                                                     286
       -  Endicott & Mylex
                                                      -----

EXPENSE CHARGES IN CONTINUING OPERATIONS                1.6


* Excluding $100M for average resource restructuring

-S4-

                                 IBM CASH FLOW
================================================================================


    ($B)                                  2Q01       FY01      2Q02
                                          ----       ----      ----
    Net Income from Continuing Ops         2.1        8.1       0.4
    Depreciation/Amortization              1.1        4.5       1.6
    Working Capital/Other                 (0.1)      (0.0)      0.0
-------------------------------------------------------------------------
    Total Operating Sources                3.1       12.6       2.1
-------------------------------------------------------------------------
    Capital Expenditures, Net             (1.3)      (4.9)     (1.1)
    Other Operating Uses                  (0.1)      (0.4)     (0.2)
-------------------------------------------------------------------------
    Total Operating Uses                  (1.3)      (5.3)     (1.3)
-------------------------------------------------------------------------

-------------------------------------------------------------------------
    Free Cash Flow                         1.7        7.3       0.7
-------------------------------------------------------------------------
    Acquisitions                           0.0       (0.9)     (0.0)
    Global Financing Assets*               0.4        1.8       0.9
    Total Debt                            (1.3)      (0.5)      0.1
    Discontinued Operations               (0.0)       0.1      (0.3)
    Dividends                             (0.2)      (1.0)     (0.3)
    Share Repurchase                      (1.2)      (5.3)     (1.8)
    Other                                  0.5        1.1       0.3
-------------------------------------------------------------------------
    Net Cash Flow                         (0.1)       2.7      (0.4)
-------------------------------------------------------------------------

* Excludes Fixed Assets